Exhibit 2.1

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

THREE LIONS ENTERTAINMENT, LLC,

a Delaware limited liability company

May 7, 2014

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF THREE LIONS ENTERTAINMENT, LLC,

a Delaware limited liability company

This First Amendment (this “Amendment’) to the Limited Liability Company Agreement of Three Lions Entertainment, LLC, a Delaware limited liability company (the “Company”), effective as of May 7, 2014, is entered into by Richard Beckman (“Beckman”), Joel A. Katz (“Katz”), Simon Worldwide Inc., a Delaware corporation (“Simon”; together with Beckman and Katz, collectively, the “Members” and each individually, a “Member”).

Reference is hereby made to the Limited Liability Company Agreement of the Company, dated as of March 15, 2013 (the “Agreement”). All capitalized terms used but not defined herein have the meanings set forth in the Agreement.

WHEREAS, the Company is entering into that certain Revolving Credit, Security, Guaranty and Pledge Agreement (the “Credit Agreement”) dated on or about the date hereof, by and among the Company, the guarantors named therein, SunTrust Bank, as the lender (the “Lender”) and SunTrust Bank, as administrative agent for the Lender (the “Administrative Agent”).

WHEREAS, in order to induce the Lender to lend funds to the Company pursuant to the Credit Agreement, the Credit Agreement requires that each Member pledge 100% of its Membership Interest and/or Units in the Company to the Administrative Agent (for the benefit of Lenders) as security for the due and punctual payment of the Company’s Obligations (as defined in the Credit Agreement).

WHEREAS, each Member desires to enter into a Pledge Agreement (each, a “Pledge Agreement”) in favor of the Administrative Agent, pursuant to which each Member shall pledge 100% of its Membership Interest and/or Units in the Company to the Administrative Agent (for the benefit of Lenders) as security for the due and punctual payment of the Company’s Obligations.

WHEREAS, the Members desire to amend the Agreement to permit each Member to execute and deliver a Pledge Agreement and enter into the transactions contemplated thereby.

WHEREAS, in order to induce the Lender to lend funds to the Company pursuant to the Credit Agreement, the Credit Agreement requires that the Yucaipa Loan be made available for the sole purpose of providing funding necessary for the Company to cure any defaults under the Credit Agreement and be subordinate and junior in right of payment to the Credit Agreement.

WHEREAS, the Members desire to amend the Agreement to revise the terms, conditions and other obligations under the Yucaipa Loan as provided herein.

WHEREAS, the Agreement may be amended by the unanimous written approval of the Members holding all Investor Units and Common Units, and collectively, the Members hold all Investor Units and Common Units and desire to amend the Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration, the Members hereby agree to amend the Agreement as follows:

1.	Section 1.1 of the Agreement is hereby amended to add the following definitions in the appropriate alphabetical order:

a.	“Credit Agreement” means that certain Revolving Credit, Security, Guaranty and Pledge Agreement, dated as of May 7, 2014, by and among the Company, the guarantors named therein and SunTrust, as the lender and as the administrative agent.

b.	“Pledge Agreement” has the meaning set forth in Section 9.8.

c.	“SunTrust” means SunTrust Bank

d.	“Subordination and Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement, dated as May 7, 2014, by and among the Company, SunTrust and Yucaipa.

e.	“Yucaipa Backstop Agreement” means that certain Backstop Commitment Letter, dated as May 7, 2014, by and among the Company, SunTrust and Yucaipa.

2.	Section 4.4.3 of the Agreement is hereby amended and restated in its entirety and shall read as follows:

4.4.3 Yucaipa Loan. Pursuant to the terms of the Yucaipa Backstop Agreement, Yucaipa shall make available to the Company, for the benefit of SunTrust, loans (the “Yucaipa Loans”) in an aggregate principal amount up to Six Million Dollars ($6,000,000). The Yucaipa Loans shall be secured by a lien against the Company’s assets, subordinate only to the rights of SunTrust, as set forth in the Subordination and Intercreditor Agreement and shall be evidenced by such security agreements and other loan documentation all as shall be mutually and reasonably agreed (and as shall be consistent with terms and conditions set forth herein and as is customary for arm’s length lending industry practice) between the Company’s Executive Board (with those Executive Board Members appointed by the Y-S Investors having no vote on such matter) and Yucaipa, subject to the terms of the Subordination and Intercreditor Agreement. The Yucaipa Loan shall be available for the sole purpose of providing funding necessary for the Company to cure any defaults under the Credit Agreement and shall be subordinate and junior in right of payment of the obligations under Credit Agreement. The Company shall make drawings and borrowings under the Yucaipa Backstop Agreement only to the extent allowed in the Credit Agreement and the Subordination and Intercreditor Agreement.

3.	The beginning of the first sentence of Section 9.1.1 of the Agreement is hereby amended by replacing the phrase “No” with “Subject to Sections 9.7 and 9.8, no”.

4.	The beginning of the first sentence of Section 9.7 of the Agreement is hereby amended by replacing the phrase “Subject to Section 9.1” with “Subject to Section 9.8”.

5.	The Agreement is hereby amended by adding thereto the following Section 9.8:

“9.8 SunTrust Pledge. Notwithstanding anything to contrary in this Agreement, each Member or Holder is hereby permitted to (i) pledge up to one hundred percent (100%) of its Membership Interest, Economic Interest and/or Units as security for the Company’s obligations under the Credit Agreement and (ii) enter into a pledge agreement (each, a “Pledge Agreement”) in favor of SunTrust pursuant to which such Member or Holder agrees to pledge up to one hundred percent (100%) of its Membership Interest, Economic Interest and/or Units as security for the Company’s obligations under the Credit Agreement. No Member or Holder shall have any Right of First Refusal pursuant to Section 9.2.1, any Co-Sale Rights pursuant to Section 9.2.2 nor any Drag-Along Rights pursuant to Section 9.2.3 with respect to the transfer of any Membership Interests, Economic Interest and/or Units made in connection with a Pledge Agreement. In the event SunTrust forecloses on any Membership Interest, Economic Interest and/or Units pledged in connection with a Pledge Agreement, SunTrust will be admitted into the Company as a Member and shall be entitled to exercise voting rights and all other rights of a Member.

6.	The Agreement as hereby amended remains in full force and effect. The terms and provisions of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Members have hereby executed this Amendment as of the date first set forth above.

MEMBERS:

SIMON WORLDWIDE, INC.

By:	/s/ Terrence Wallock
Name:	Terrence Wallock
Title:	Secretary

/s/ RICHARD BECKMAN
RICHARD BECKMAN

/s/ JOEL A. KATZ
JOEL A. KATZ

ACCEPTED AND AGREED TO WITH RESPECT TO THE AMENDMENTS TO SECTION 4.4.3:

/s/ Robert P. Bermingham

OA3, LLC

[Signature Page to LLC Agreement Amendment]